EXHIBIT 4.2

CSR plc The CSR plc 2013 Long-Term Incentive Plan Rules

Approved by
Shareholders on 22
May 2013

Applying to Awards
made on or after 1
January 2014

Table of Contents

1	Making of Awards	1
1.1	Awards made by the Board	1
1.2	Terms of Awards	1
1.3	Procedure for making of Awards and Award Date	1
1.4	Contents of Award Certificate	1
1.5	When Awards can be made	1
1.6	When Awards may not be made	2
1.7	Who can be made Awards	2
1.8	Right to refuse Awards	2
1.9	Awards non-transferable	2
2	Plan Limits	2
2.1	General	2
2.2	Ten per cent in ten years	2
2.3	Calculation	2
2.4	Scaling down	3
3	Individual Limits	3
3.1	General	3
3.2	Limit	3
3.3	Scaling down	3
4	Award Price	3
5	Performance Target	4
5.1	Setting of Performance Target	4
5.2	Nature of Performance Target	4
5.3	Substitution, variation or waiver of Performance Target	4
5.4	Notification of Award Holders	4
6	Vesting and Exercise of Awards	4
6.1	Earliest date for Vesting of Awards	4
6.2	Effect of Award Vesting	5
6.3	No Vesting or Exercise while Dealing Restrictions apply	5
6.4	Effect of Cessation of Relevant Employment	5
6.5	Options may be exercised in whole or in part	5
6.6	Procedure for exercise of Options	5
6.7	Issue or transfer of Plan Shares	5

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6.8	Settlement of Phantom Shares or Phantom Market Value Option or Phantom Nominal Cost Option	6
6.9	Net or Cash Settling	6
6.10	Dividend Equivalents	6
6.11	US Taxpayers	6
7	Vesting and Exercise of Awards in Special Circumstances	7
7.1	Death	7
7.2	Injury, disability, redundancy, retirement etc	7
7.3	Award Holder relocated abroad	8
7.4	Meaning of ceasing to be in Relevant Employment	8
7.5	Interaction of Rules	8
8	Takeover, Reconstruction, Amalgamation or Winding-up of Company	8
8.1	Takeover	8
8.2	Compulsory acquisition of Company	9
8.3	Reconstruction or amalgamation of Company	9
8.4	Winding-up of Company	9
8.5	Demergers and Other Events	9
8.6	Meaning of “obtains Control of the Company”	10
8.7	Notification of Award Holders	10
8.8	Vesting of Awards and corporation tax deduction	10
9	Exchange of Awards	10
9.1	Where Exchange applies	10
9.2	Terms of Exchange	10
10	Lapse of Awards	10
11	Adjustment of Awards on Reorganisation	11
11.1	Power to adjust Awards	11
11.2	Notification of Award Holders	11
12	Accounting for Tax and Social Security Contributions	11
12.1	Deductions	11
12.2	Transfer of Employer’s NIC	11
12.3	Execution of Document by Award Holder	11
13	Issue and Listing of Plan Shares	11
13.1	Rights attaching to Plan Shares	11
13.2	Listing of Plan Shares	11
14	Relationship of Plan to Contract of Employment	12

14.1	Contractual Provisions	12
14.2	Deemed Agreement	12
15	Administration of Plan	12
15.1	Responsibility for administration	12
15.2	Conflict of Interest	12
15.3	Board’s decision final and binding	12
15.4	Discretionary nature of Awards	12
15.5	Provision of information	12
15.6	Cost of Plan	13
15.7	Data protection	13
15.8	Third party rights	13
16	Amendment of Plan	13
16.1	Power to amend Plan	13
16.2	Amendments to Plan	13
16.3	Rights of existing Award Holders	13
17	Notices	14
17.1	Notice by Board or Company	14
17.2	Notice to Board or Company	14
18	Governing Law and Jurisdiction	14
18.1	Plan governed by English Law	14
18.2	English courts to have jurisdiction	14
18.3	Jurisdiction agreement for benefit of Company	14
18.4	Award Holder deemed to submit to such jurisdiction	14
19	Interpretation	14
19.1	Definitions	14
19.2	Interpretation	17

Schedule A: UK Approved Addendum		18
A1.	ligibility to be granted CSOP Options	18
A2.	Contents of Award Certificate	18
A3.	Earliest date of grant of CSOP Options	18
A4.	Shares subject to a CSOP Option	18
A5.	Award Price	18
A6.	HMRC limit	18
A7.	Plan Shares subject to a Restriction	19
A8.	Variations in share capital, demergers and special distributions	19

A9.	Restrictions on exercise of a CSOP Option	19
A10.	Discretion on exercise and lapse of CSOP Options	19
A11.	Exchange of CSOP Options	19
A12.	Changing the terms of CSOP Options	20
A13.	Substitution, variation or waiver of Performance Target	20
A14.	Accounting for PAYE and National Insurance Contributions	20
A15.	Disapplication of certain Plan rules and provisions	20

1	Making of Awards

1.1	Awards made by the Board

Subject to Rules 1.5, 1.6, and 1.7 the Board may from time to time make Awards to Eligible Employees.

1.2	Terms of Awards

Subject to the Rules, the Board will in its absolute discretion decide whether or not any Awards are made at any particular time and, if they are, who they are made to and the terms of such Awards.

1.3	Procedure for making of Awards and Award Date

An Award shall be made by the Board passing a resolution. The Award Date shall be the date on which the

Board passes the resolution or such later date as specified in the resolution and allowed by Rule 1.5. The making of an Award shall be evidenced by a deed executed by or on behalf of the Board. An Award Certificate shall be issued to each Award Holder as soon as practicable following the making of the Award.

1.4	Contents of Award Certificate

An Award Certificate shall state:

a.	whether the Award comprises:

i.	a Contingent Share Award
ii.	a Phantom Share
iii.	a Nominal Cost Option
iv.	a Phantom Nominal Cost Option
v.	a Market Value Option or
vi.	a Phantom Market Value Option

b.	details of any Performance Target attached to the Award;
c.	the Award Date;
d.	the number of Plan Shares subject to the Award;
e.	the Award Price (if any);
f.	the date or dates on which the Award will Vest;
g.
whether any dividend equivalents will be payable under Rule 6.10. For the avoidance of doubt, if the Award Certificate does not specifically state that dividend equivalents will be payable then they shall not be payable; and

h.	any further conditions attached to the Award.

1.5	When Awards can be made

Subject to Rule 1.6, the Board may make Awards only during the forty-two days beginning on:

•	the date of shareholder approval of the Plan;
•	the day after the announcement of the Company’s results, including a preliminary announcement, for
•	any period through a Regulatory Information Service;
•	any day on which the Board determines that circumstances are sufficiently exceptional to justify the making of the Award at that time;
•	the day on which the person to whom the Award is made first becomes an Eligible Employee; or
•	the day after the lifting of any Dealing Restrictions which prevented the making of Awards during any of the times described above.

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1.6	When Awards may not be made

Awards may not be made:

•	when prevented by any Dealing Restrictions; or
•	after the tenth anniversary of shareholder approval of the Plan.

1.7	Who can be made Awards

An Award may not be made to an individual who is not an Eligible Employee at the Award Date. Unless the Board decides otherwise, an Award will not be made to an Eligible Employee who on or before the Award Date has given or received notice of termination of employment (whether or not lawful).

The Board may not grant a Contingent Share Award or Nominal Cost Option to an Executive Director.

1.8	Right to refuse Awards

An Award Holder may, by notice in writing to the Company within thirty days after the Award Date, say he does not want the Award in whole or part. In such a case, the Award shall to that extent be treated as never having been made. No payment is required from the Award Holder or the Company.

1.9	Awards non-transferable

An Award shall be personal to the Award Holder and, except in the case of the death of an Award Holder, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Award Holder purports to transfer, charge or otherwise alienate the Award.

2	Plan Limits

2.1	General

The aggregate number of Plan Shares over which Awards may be made shall be limited as set out in this Rule 2.

2.2	Ten per cent in ten years

An Award may not be made if the result of making the Award would be that the aggregate number of Plan Shares issued or committed to be issued under Awards under the Plan or under options, or awards granted in the preceding ten year period under any other Employees’ Share Scheme (whether or not discretionary) operated by the Group would exceed ten per cent of the Company’s issued ordinary share capital at that time.

2.3	Calculation

For the purpose of the limit contained in this Rule 2:

•	treasury shares shall be included in the limit as if they were new issue shares;
•	there shall be disregarded any Plan Shares where the right to acquire the Plan Shares has lapsed or been renounced;
•
there shall be disregarded any Plan Shares which have been purchased by the Trustees, or which the Trustees have determined that they will purchase, in order to satisfy an Award or the exercise of an option or the vesting of other rights of an employee under any other Employees’ Share Scheme operated by the Group;

•
any Plan Shares issued in relation to an Award, or on the exercise of an option or the vesting of other rights of an employee under any other Employees’ Share Scheme operated by the Group shall be taken into account once only (when the Award is made or the option is granted or the right awarded) and shall not fall out of account when the Award Vests, the option is exercised or other rights vest;

•	there shall be disregarded any Plan Shares relating to Awards granted under a Legacy Plan.

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For the purposes of Rule 2, Trustees means the trustees of any trust created by a Group Member which, when taken together with the Plan, constitutes an Employees’ Share Scheme.

2.4	Scaling down

If the making of an Award would cause the limit in this Rule 2 to be exceeded, such Award shall take effect as an Award over the maximum number of Plan Shares which does not cause the limit to be exceeded. If more than one Award is made on the same Award Date, the number of Plan Shares which would otherwise be subject to each Award shall be reduced pro rata.

3	Individual Limits

3.1	General

The number of Plan Shares over which Awards may be made to any Eligible Employee shall be limited as set out in this Rule 3.

3.2	Limit

An Award may not be made to an Eligible Employee if the result of making the Award would be that, at the proposed Award Date, the Market Value of the Plan Shares subject to that Award, when aggregated with the Market Value of the Plan Shares subject to all awards made or options granted to him (whether under the Plan or any other discretionary Employees’ Share Scheme operated by the Group) in the same Financial Year would exceed the following percentage of his Annual Remuneration:

•	% if the Award is a Market Value Option or a Phantom Market Value Option; or
•	% for any other type of Award

Save that the figure of 300% shall be up to 400% of Annual Remuneration and the figure of 100% shall be up to 200% of Annual Remuneration where the grant of the Award in question is made in circumstances which the Board determines to be exceptional such as the recruitment or retention of the individual concerned. For the purpose of this Rule 3.2

Annual Remuneration means the higher of:

(a)	basic salary paid by the Group expressed as an annual rate as at the Award Date;

(b)	basic salary paid by the Group for the period of 12 months ending on the last day of the month immediately preceding the month in which the Award is made.

Financial Year means the financial year of the Company as defined in section 390 of the Companies Act 2006.

the Market Value of Plan Shares subject to an award or option shall be measured on the date on which the award was made or the option was granted.

3.3	Scaling down

If the making of an Award would cause any of the limits in Rule 3.2 to be exceeded, such Award shall take effect as an Award over the maximum number of Plan Shares which does not cause the relevant limit to be exceeded.

4	Award Price

The Award Price for a Market Value Option or a Phantom Market Value Option shall be determined by the Board and shall not be less than the Market Value of a Plan Share on the Award Date.

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The Award Price for any other Award shall be determined by the Board and may be nil or any other price.

Where an Award will be satisfied by the issue of new shares and the Award Price is less than the nominal value of a Plan Share, the Company will ensure that, at the time of the issue of the Plan Shares, arrangements are in place to pay up the nominal value of the relevant Plan Shares.

5	Performance Target

5.1	Setting of Performance Target

A:	Executive Directors

If the Board makes an Award to an Executive Director, the Board shall attach a Performance Target and may attach any other condition in relation to the Vesting of that Award.

B:	Other Employees

If the Board makes an Award to any other Eligible Employee, the Board may at its discretion attach a Performance Target or any other condition in relation to that Award.

5.2	Nature of Performance Target

The Performance Target, if any, and any further condition imposed under Rule 5.1 shall be:

•	objective; and
•	set out in, or attached in the form of a schedule to, the Award Certificate.

5.3	Substitution, variation or waiver of Performance Target

If an event occurs which causes the Board to consider that the Performance Target, or any other condition imposed under Rule 5.1 subject to which an Award has been made, is no longer appropriate, the Board may substitute, vary or waive the Performance Target or the condition in such manner (and make such consequential amendments to the Rules) as:

•	is reasonable in the circumstances; and
•	except in the case of waiver produces a fairer measure of performance and is not materially less difficult to satisfy.

The Award shall then take effect subject to the Performance Target or the other condition as substituted, varied or waived.

5.4	Notification of Award Holders

The Board shall, as soon as reasonably practicable, notify each Award Holder concerned of any determination made by it under this Rule 5.

6	Vesting and Exercise of Awards

6.1	Earliest date for Vesting of Awards

Subject to Rules 7 and 8, an Award will Vest on the latest of:

•	in relation to an Executive Director, the third anniversary of the Award Date, unless the Board determines otherwise;

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•	the relevant date specified in the Award Certificate under Rule 1.4; and
•	the date on which the Board determines that the Performance Target and any further condition imposed under Rule 5.1 have been satisfied.

6.2	Effect of Award Vesting

Subject to the Rules, the effect of an Award Vesting shall be:

•	in the case of an Option, that the Award Holder is entitled to exercise the Option up to the tenth anniversary of the Award Date to the extent that it has Vested;
•	in the case of a Contingent Share Award, that the Award Holder shall become entitled to the Plan Shares to the extent that the Award has Vested; and
•	in the case of a Phantom Share, that the Award Holder is entitled to a cash payment equal to the Market Value of the Plan Shares in relation to which the Award has Vested.

6.3	No Vesting or Exercise while Dealing Restrictions apply

No Award shall Vest, and Plan Shares may not be issued or transferred to an Award Holder (nor, in the case of an Option, may the Option be exercised), while Dealing Restrictions apply. If an Award would otherwise have Vested while Dealing Restrictions apply, the Award will Vest as soon as they cease to apply.

6.4	Effect of Cessation of Relevant Employment

Subject to Rule 7, an Award shall Vest and an Option may be exercised only while the Award Holder is in Relevant Employment and if an Award Holder ceases to be in Relevant Employment, any Award granted to him shall lapse on cessation of Relevant Employment. This Rule 6.4 shall apply where the Award Holder ceases to be in Relevant Employment in any circumstances (including, in particular, but not by way of limitation, where the Award Holder is dismissed unfairly, wrongfully, in breach of contract or otherwise).

An Executive Director who has given or received notice of termination of employment (whether or not lawful) may not exercise an Option during any period when the notice is effective and an Award granted to him shall not Vest during this period. If an Award would otherwise have Vested during this period, and the notice is withdrawn, the Award will Vest if the notice is withdrawn.

6.5	Options may be exercised in whole or in part

A Vested Option may be exercised in whole or in part. If exercised in part, the unexercised part of the Option shall not lapse as a result and shall remain exercisable.

6.6	Procedure for exercise of Options

The Board shall specify the procedure applying to the exercise of Options, including the arrangements for paying the Award Price and any payment or documentation required under Rule 12.

For the avoidance of doubt, the date of exercise of an Option shall be the date of the receipt of the notice of exercise and compliance with the first paragraph of this Rule 6.6.

6.7	Issue or transfer of Plan Shares

Subject to Rules 6.9 and 12 and to any necessary consent and to compliance by the Award Holder with the Rules, the Company shall, as soon as practicable and in any event not later than thirty days after:

•	the exercise date in the case of a Market Value Option or a Nominal Cost Option arrange for the issue or transfer to the Award Holder of the number of Plan Shares specified in the notice of exercise;

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•	the Vesting of a Contingent Share Award, arrange for the issue or transfer to the Award Holder of the number of Plan Shares in respect of which the Award has Vested.

6.8	Settlement of Phantom Shares or Phantom Market Value Option or Phantom Nominal Cost Option

Subject to Rule 12 and to any necessary consent and to compliance by the Award Holder with the Rules, the Company shall, as soon as practicable and in any event not later than thirty days after the Vesting of an Award of Phantom Shares or the exercise of a Phantom Market Value Option or Phantom Nominal Cost Option, arrange for the payment to the Award Holder of an amount of cash equal to:

•	in the case of Phantom Shares, the Market Value of the Plan Shares in relation to which the Award has Vested; or
•	in the case of a Phantom Market Value Option, the Gain on the Plan Shares in relation to which the Award has been exercised; or
•	in the case of a Phantom Nominal Cost Option, the Market Value of the Plan Shares in relation to which the Award has been exercised;
•	in each case minus the nominal value of such Plan Shares and any liability to taxes and/or social security contributions.

6.9	Net or Cash Settling

Subject to Rule 12, the Board may on exercise of a Market Value Option:

•	make a cash payment to the Award Holder equal to the Gain on the date of exercise of the Option; or
•
arrange for the transfer or issue to the Award Holder of Plan Shares with a Market Value equal to the Gain on the date of exercise of the Option (rounded down to the nearest whole Plan Share). The Award Holder shall not be required to make payment for the Plan Shares.

Subject to Rule 12, the Board may on the Vesting of a Contingent Share Award make a cash payment to the Award Holder equal to the Market Value of the Plan Shares in respect of which the Award has Vested.

Where the Board settles an Award in the manner described in this Rule 6.9, this shall be in full and final satisfaction of the Award Holder’s rights under the Award.

6.10	Dividend Equivalents

An Award may include the right to receive an amount (in cash or Plan Shares) on Vesting equal in value to the dividends which were payable to ordinary shareholders of the Company on the number of Plan Shares in respect of which the Award has Vested during the period between the Award Date and Vesting. The payment shall not include any associated tax credit.

The Board may decide at any time not to apply this Rule 6.10 to all or any part of a special dividend or dividend in specie.

6.11	US Taxpayers

The Plan is intended to and shall be construed and operated in all respects to meet the requirements of the short-term deferral exception from Section 409A of the United States Internal Revenue Code of 1986.

Notwithstanding anything to the contrary contained in the Plan, no US Taxpayer may exercise an Option later than 2.5 calendar months after the end of the Taxable Year in which the Option first becomes exercisable, provided that the Option shall lapse on the date it would have lapsed had this rule not applied. The Rules of the Plan shall be interpreted accordingly.

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For the purposes of this Rule 6.11,

Taxable Year means the 12 month period in respect of which the Option Holder is obliged to pay US Tax or, if it would result in a longer exercise period, the 12 month period in respect of which the Option Holder’s employing company is obliged to pay tax.

US Taxpayer means a person who is subject to taxation under the tax rules of the United States of America.

7	Vesting and Exercise of Awards in Special Circumstances

7.1	Death

Notwithstanding Rule 6.1, if an Award Holder dies, a proportion of his Awards shall Vest immediately. Unless the Board determines otherwise, the proportion of the Awards which shall Vest shall be determined by reference to:

a.	the extent to which the Performance Target (if any) has been achieved; and
b.	the number of complete months from the Award Date until death as a proportion of the original Vesting Period.

In the case of Options, the Award Holder’s personal representatives shall be entitled to exercise his Vested Options at any time during the period ending six months after death or during such longer period as the Board determines. If not so exercised, the Option shall lapse at the end of such period.

7.2	Injury, disability, redundancy, retirement etc

Notwithstanding Rule 6.1, if an Award Holder ceases to be in Relevant Employment by reason of:

•	ill-health, injury or disability;
•	retirement by agreement with his employer;
•	the company which employs him ceasing to be a Group Member;
•	the transfer or sale of the undertaking or part undertaking in which he is employed to a person who is not a Group Member;
•	redundancy within the meaning of the Employment Rights Act 1996; or
•	any other circumstances if the Board decides, within one month of the Award Holder ceasing to be in Relevant Employment, in any particular case a proportion of his Awards shall Vest.

The following provisions shall apply to determine the proportion of the Awards which shall Vest and when they shall Vest:

a.
Either the Awards will Vest immediately in which case the proportion shall be determined by reference to the extent to which the Performance Target (if any) has been achieved at the date of cessation; or

b.
Where the Award Holder is an Executive Director, the Board may decide that the Award will continue until the Vesting date specified under Rule 1.4(f) with the satisfaction of the Performance Target being determined at the time of Vesting;

c.	In both cases, the number of Plan Shares will be reduced pro rata to reflect the number of complete months from the Award Date until cessation as a proportion of the original Vesting Period.

In the case of Options, the Award Holder shall be entitled to exercise the Vested proportion of his Options at any time during the period ending six months after the date of cessation of his employment or during such other longer period as the Board determines. If not so exercised, the Options shall lapse at the end of such period.

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7.3	Award Holder relocated abroad

Notwithstanding Rule 6.1, if it is proposed that an Award Holder, while continuing to be in Relevant Employment, should work in a country other than the country in which he is currently working and, by reason of the change, the Award Holder would:

•	suffer less favourable tax treatment in respect of his Awards; or
•
become subject to a restriction on his ability to exercise an Option, to have issued or transferred to him the Plan Shares subject to an Award or to hold or deal in such Plan Shares or the proceeds of sale of such Plan Shares his Awards may, at the discretion of the Board, Vest immediately either in full or to the extent determined by the Board in its absolute discretion taking into account such factors as the Board may consider relevant including, but not limited to, the time the Award has been held by the Award Holder and having regard to the Performance Target and any further condition imposed under Rule 5.1. Where the Award is an Option, the Award Holder may exercise his Vested Option at any time during the period beginning three months before the proposed date of his transfer and ending three months after the date of his actual transfer. If not so exercised, the Option shall not lapse but shall cease to be treated as having Vested and shall continue in force in accordance with the Rules of the Plan.

7.4	Meaning of ceasing to be in Relevant Employment

For the purposes of the Plan, an Award Holder shall not be treated as ceasing to be in Relevant Employment until he no longer holds any office or employment with any Group Member.

7.5	Interaction of Rules

In the case of an Option:

•
If the Option has become exercisable under Rule 7.2 and, during the period allowed for the exercise of the Option under Rule 7.2 the Award Holder dies, the period allowed for the exercise of the Option shall be the period allowed by Rule 7.1;

•
If the Option has become exercisable under Rule 7 and, during the period allowed for the exercise of the Option under Rule 7, the Option becomes exercisable under Rule 8 also (or vice versa), the period allowed for the exercise of the Option shall be the shorter of the period allowed by Rule 7 and the period allowed by Rule 8.

8	Takeover, Reconstruction, Amalgamation or Winding-up of Company

8.1	Takeover

Subject to Rule 9, where a person obtains Control of the Company as a result of making an offer to acquire Plan Shares, Awards shall Vest on the date the person obtains Control as set out below.

The proportion of the Awards which shall Vest will be determined by the Board having regard to the extent to which the Performance Target (if any) has been achieved. Further, unless the Board determines otherwise, the number of Plan Shares will be reduced pro rata to reflect the number of complete months from the Award Date until the date the person obtains Control as a proportion of the original Vesting Period.

In the case of Options, the Vested proportion of the Options may be exercised at any time during the period of six months beginning with the time when the person making the offer has obtained Control. If not so exercised, the Options shall lapse at the end of such period unless the Committee determines otherwise, in which case the Options shall continue in force until such time as they lapse in accordance with the Rules.

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8.2	Compulsory acquisition of Company

Subject to Rule 9, if a person becomes entitled or bound to acquire shares in the Company under section 979 of the Companies Act 2006, a proportion of the Awards shall Vest as set out below.

The proportion of the Awards which shall Vest will be determined by the Board having regard to the extent to which the Performance Target has been achieved. Further, unless the Board determines otherwise, the number of Plan Shares will be reduced pro rata to reflect the number of complete months from the Award Date until the date the person becomes so entitled or bound as a proportion of the original Vesting Period.

In the case of Options, the Vested proportion of the Options may be exercised at any time during the period beginning with the date the person serves a notice under section 979 and ending seven clear days before the date on which the person ceases to be entitled to serve such a notice. If not so exercised, the Options shall lapse at the end of the seven days.

8.3	Reconstruction or amalgamation of Company

Subject to Rule 9, if a person proposes to obtain Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 899 of the Companies Act 2006 Awards will Vest on the date of the court sanction as set out below.

The proportion of the Awards which shall Vest will be determined by the Board having regard to the extent to which the Performance Target has been achieved. Further, unless the Board determines otherwise, the number of Plan Shares will be reduced pro rata to reflect the number of complete months from the Award Date until the date of the court sanction as a proportion of the original Vesting Period.

A Vested Option may be exercised at any time during the period of six months from the compromise or arrangement being sanctioned by the court and if not exercised within that period it shall lapse.

8.4	Winding-up of Company

Subject to Rule 9, if notice is given of a resolution for the voluntary winding-up of the Company Awards will Vest on the date notice is given.

The proportion of the Awards which shall Vest will be determined by the Board having regard to the extent to which the Performance Target has been achieved. Further, unless the Board determines otherwise, the number of Plan Shares will be reduced pro rata to reflect the number of complete months from the Award Date until the date notice is given as a proportion of the original Vesting Period.

A Vested Option may be exercised at any time during the period of six months from the date of the notice and if not exercised within that period it shall lapse.

8.5	Demergers and Other Events

Subject to Rule 9, the Board may determine that Awards Vest if it becomes aware that the Company will be affected by a demerger, distribution (which is not an ordinary dividend) or other transaction not otherwise covered by the Rules.

The proportion of the Awards which shall Vest will be determined by the Board having regard to the extent to which any Performance Target has been achieved. Further, unless the Board determines otherwise, the proportion of Awards which shall Vest will be reduced after taking into account the time the Award has been held by the Award Holder as a proportion of the Vesting Period.

A Vested Award may be exercised at any time during the period determined by the Board and if not exercised within that period it shall lapse.

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8.6	Meaning of “obtains Control of the Company”

For the purpose of Rule 8 a person shall be deemed to have obtained Control of the Company if he and others Acting In Concert with him have together obtained Control of it.

8.7	Notification of Award Holders

The Board shall, as soon as reasonably practicable, notify each Award Holder of the occurrence of any of the events referred to in this Rule 8 and explain how this affects their position under the Plan.

8.8	Vesting of Awards and corporation tax deduction

Where the Board is aware that an event is likely to occur under Rule 8 in respect of which Awards will Vest in circumstances where the conditions for relief under Part 12 of the Corporation Tax Act 2009 may not be satisfied, the Board may determine that the Awards Vest and Options are deemed to be exercised, in accordance with Rule 8, immediately prior to the event taking place.

9	Exchange of Awards

9.1	Where Exchange applies

An Award will not Vest under Rule 8 but will be exchanged for a new award (“New Award”) under this Rule to the extent that:

•	an offer to exchange the Award for a New Award is made and accepted by the Award Holder; or
•	the Board, if relevant, with the consent of the persons acquiring Control, decide that Awards will be automatically exchanged for New Awards.

9.2	Terms of Exchange

The following applies in respect of the New Award:

1.	The Award Date of the New Award shall be deemed to be the same as the Award Date of the Award.
2.	The New Award will be in respect of the shares in a company determined by the Board.
3.
In the application of the Plan to the New Award, where appropriate, references to “Company” and “Plan Shares” shall be read as if they were references to the company to whose shares the New Award relates.

4.	The New Award must be equivalent to the Award and subject to paragraph 5 below it will Vest at the same time and in the same manner as the Award.
5.
Either the Vesting of the New Award must be subject to performance conditions and other conditions which are so far as possible equivalent to the Performance Target and conditions applying to the Award or no performance conditions will apply but the value of shares comprised in the New Award shall be the value of the number of Plan Shares which would have Vested under Rule 8 as applicable.

10	Lapse of Awards

Notwithstanding any other provision of the Rules, an Award shall lapse on the earliest of:

•	in the case of an Option, the tenth anniversary of the Award Date;
•
the Board determining that the Performance Target or any further condition imposed under Rule 5.1 has not been satisfied either in whole nor in part in respect of the Award and can no longer be satisfied in whole or in part in which case the Award shall lapse either in whole or as to such part in relation to which the Performance Target or other conditions imposed under Rule 5.1 can no longer be satisfied;

•	subject to Rule 7, the Award Holder ceasing to be in Relevant Employment;
•	any other date provided for under these Rules;

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•	the date on which the Award Holder becomes bankrupt or enters into a compromise with his creditors generally.

11	Adjustment of Awards on Reorganisation

11.1	Power to adjust Awards

In the event of a Reorganisation, the number of Plan Shares subject to an Award which is an Award, the description of the Plan Shares, the Award Price, or any one or more of these, may be adjusted in such manner as the Board shall determine.

11.2	Notification of Award Holders

The Board shall, as soon as reasonably practicable, notify each Award Holder of any adjustment made under this Rule 11 and explain how this affects their Award.

12	Accounting for Tax and Social Security Contributions

12.1	Deductions

Unless the Award Holder discharges any liability that may arise himself, the Board, the Company or any Group Member (as the case may be) may withhold such amount, or make such other arrangements as it may determine appropriate, for example, to sell or withhold Plan Shares, to meet any liability to taxes or social security contributions in respect of Awards.

12.2	Transfer of Employer’s NIC

The Board may, at its discretion, require the Award Holder to pay all or any part of the Employer’s NIC in relation to an Award under the Plan, to the extent that it is lawful to do so.

Employer’s NIC means employer’s national insurance contributions liability or any local equivalent.

12.3	Execution of Document by Award Holder

The Board may require an Award Holder to execute a document in order to bind himself contractually to any such arrangement as is referred to in Rules 12.1 and 12.2 and return the executed document to the Board by a specified date. It shall be a condition of Vesting of the Award that the executed document be returned by the specified date unless the Board determines otherwise.

13	Issue and Listing of Plan Shares

13.1	Rights attaching to Plan Shares

All Plan Shares issued and/or transferred under the Plan shall, as to voting, dividend, transfer and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the Plan Shares of the same class in issue at the date of issue or transfer save as regards any rights attaching to such Plan Shares by reference to a record date prior to the date of such issue or transfer.

13.2	Listing of Plan Shares

If and so long as Plan Shares are listed on the Official List and traded on the London Stock Exchange, the Company will apply for the listing of any Plan Shares issued under the Plan as soon as practicable.

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14	Relationship of Plan to Contract of Employment

14.1	Contractual Provisions

Notwithstanding any other provision of the Plan:

•	the Plan shall not form part of any contract of employment between any Group Company and an Eligible Employee;
•
unless expressly so provided in his contract of employment, an Eligible Employee has no right to be made an Award and the receipt of an Award in one year is no indication that the Award Holder will be made any subsequent Awards;

•	the Plan does not entitle any Award Holder to the exercise of any discretion in their favour;
•
the benefit to an Eligible Employee of participation in the Plan (including, in particular but not by way of limitation, any Awards held by him) shall not form any part of his remuneration or count as his remuneration for any purpose and shall not be pensionable; and

•
if an Eligible Employee ceases to be in Relevant Employment for any reason, he shall not be entitled to compensation for the loss or diminution in value of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any Awards held by him which lapse by reason of his ceasing to be in Relevant Employment) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise.

14.2	Deemed Agreement

By accepting the making of an Award, an Award Holder is deemed to have agreed to the provisions of these Rules, including this Rule 14.

15	Administration of Plan

15.1	Responsibility for administration

The Company and the Board where appropriate, shall be responsible for, and shall have the conduct of, the administration of the Plan. The Board may from time to time make, amend or rescind regulations for the administration of the Plan provided that such regulations shall not be inconsistent with the Rules.

15.2	Conflict of Interest

Where the Board has to make any decision under the Plan which affects the personal interests of an Executive Director, that decision shall be taken by the Remuneration Committee of the Board.

15.3	Board’s decision final and binding

The decision of the Board shall be final and binding in all matters relating to the Plan, including but not limited to the resolution of any dispute concerning, or any inconsistency or ambiguity in the Rules or any document used in connection with the Plan.

15.4	Discretionary nature of Awards

All Awards shall be made entirely at the discretion of the Board.

15.5	Provision of information

The Award Holder shall provide to the Company as soon as reasonably practicable such information as the Company reasonably requests for the purpose of complying with its statutory reporting obligations.

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15.6	Cost of Plan

The cost of introducing and administering the Plan shall be met by the Company. The Company shall be entitled, if it wishes, to charge an appropriate part of such cost to a Subsidiary.

15.7	Data protection

By accepting the making of an Award, an Award Holder is deemed to consent to the holding, processing and transfer of personal data in relation to the Award Holder by or to the Company, any Group Member, any third party broker, registrar or administrator or any future purchaser of the Company or relevant Group Member employing the Award Holder for all purposes relating to the operation of the Plan.

15.8	Third party rights

Nothing in these Rules confers any benefit, right or expectation on a person who is not an Award Holder. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of these Rules.

16	Amendment of Plan

16.1	Power to amend Plan

Subject to Rules 16.2 and 16.3, the Board may from time to time amend the Rules (including, for the purposes of establishing a sub-plan or sub-plans).

16.2	Amendments to Plan

Without the prior approval of the Company in general meeting, an amendment may not be made for the benefit of existing or future Award Holders to the Rules relating to:

•
the basis for determining an Eligible Employee’s entitlement (or otherwise) to be made an Award and/or to acquire Plan Shares on the exercise of an Award and/or to become absolutely entitled to Plan Shares subject to an Award (as the case may be) under the Plan;

•	the persons to whom an Award may be made;
•	the limit on the aggregate number of Plan Shares over which Awards may be made;
•	the limit on the number of Plan Shares over which Awards may be made to any Eligible Employee;
•	the price at which Plan Shares may be acquired pursuant to an Award;
•	the adjustment of Awards on a Reorganisation;
•	this Rule 16.2

except for:

•	an amendment which is of a minor nature and benefits the administration of the Plan; or
•
an amendment which is of a minor nature and is necessary or desirable in order to take account of a change of legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the Plan, the Company or some other Group Member.

16.3	Rights of existing Award Holders

An amendment may not adversely affect the rights of an existing Award Holder except where the Award Holder has approved the amendment.

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17	Notices

17.1	Notice by Board or Company

Save as provided for by law, any notice, document or other communication given by, or on behalf of, the Board or Company to any person in connection with the Plan shall be deemed to have been duly given if delivered to him at his place of work, if he is in Relevant Employment if sent by e-mail to such e-mail address as may be specified by him from time to time, or sent through the post in a pre-paid envelope to the postal address last known to the Company to be his address and, if so sent, shall be deemed to have been duly given on the date of posting.

17.2	Notice to Board or Company

Save as provided for by law any notice, document or other communication given to the Board or the Company in connection with the Plan shall be delivered by hand or sent by email, fax or post to the Company Secretary at the Company’s registered office or such other e-mail or postal address as may from time to time be notified to Award Holders but shall not in any event be duly given unless it is actually received at the registered office or such e-mail or postal address.

18	Governing Law and Jurisdiction

18.1	Plan governed by English Law

The formation, existence, construction, performance, validity and all aspects whatsoever of the Plan, any term of the Plan and any Award made under it shall be governed by English law.

18.2	English courts to have jurisdiction

The English courts shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan.

18.3	Jurisdiction agreement for benefit of Company

The jurisdiction agreement contained in this Rule 18 is made for the benefit of the Company only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction.

18.4	Award Holder deemed to submit to such jurisdiction

By accepting the making of an Award, an Award Holder is deemed to have agreed to submit to such jurisdiction.

19	Interpretation

19.1	Definitions

In this Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

Acting In Concert has the meaning given to that expression in The City Code on Takeovers and Mergers in its present form or as amended from time to time;

Award means an Award under the Plan, being a Contingent Share Award, a Phantom Share, a Market Value Option, a Phantom Market Value Option, a Nominal Cost Option, or a Phantom Nominal Cost Option granted under the Plan;

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Award Certificate means a statement in a form determined by the Company setting out details of the Award as set out in Rule 1.4;

Award Date means the date on which an Award is made in accordance with Rule 1.3;

Award Holder means an individual who holds an Award or, where the context permits, his legal personal representatives;

Award Price means the amount (if any) per Plan Share payable in British Pound Sterling on the exercise of an Option and/or Vesting of an Award, determined in accordance with Rule 4;

Board means the board of directors of the Company;

British Pound Sterling or £ means the lawful currency of the UK;

Company means CSR plc incorporated in England and Wales under company number 04187346;

Contingent Share Award means a conditional right under the Plan to acquire Plan Shares;

Control has the meaning given to it by section 995 of ITA 2007;

Dealing Day means any day on which the London Stock Exchange is open for the transaction of business;

Dealing Restrictions means restrictions on dealings imposed by statute, order or regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code;

Eligible Employee means an individual who at the Award Date is an employee of a Group Member;

Employees’ Share Scheme has the meaning set out in section 1166 of the Companies Act 2006;

Executive Director means any person who is a member of the board of directors of the Company and who is an employee of a Group Member;

Gain means the difference between (i) the Market Value of a Plan Share on the date of exercise of an Option and (ii) the Award Price, multiplied by the number of Plan Shares in respect of which the Option is being exercised;

Group means the Company and its Subsidiaries from time to time and Group Member shall be interpreted accordingly;

ITA 2007 means the Income Tax Act 2007;

ITEPA 2003 means the Income Tax (Earnings and Pensions) Act 2003;

Legacy Plan means any Employees’ Share Scheme which has the following characteristics:

•	the Company has assumed under it an obligation to deliver Plan Shares to Eligible Employees;
•	it was established by a Group Member before it became a Subsidiary; and
•	the Company in general meeting has resolved that Plan Shares issued under it should be excluded from the limit in Rule 2;

London Stock Exchange means London Stock Exchange plc or any successor body;

Market Value on any day means

(a)           if at the relevant time Plan Shares are listed in the Daily Official List of the London Stock Exchange (or any other recognised stock exchange within the meaning of section 1005 of ITA 2007 or the Alternative

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Investment Market of the London Stock Exchange),the middle market quotation (as derived from that List) on the preceding Dealing Day, or if the Board determines, the average of the closing middle market quotations over the three immediately preceding Dealing Days; or

(b)           where Plan Shares are not so listed, the market value of a Plan Share calculated as described in the Taxation of Chargeable Gains Act 1992;

Market Value Option means a right to acquire Plan Shares with an Award Price which is no less than the Market Value of a Plan Share on the Award Date;

Model Code means the Model Code on directors’ dealings in securities as set out in Listing Rule 9, Annex 1 of the London Stock Exchange Listing Rules;

Nominal Cost Option means the right to acquire Plan Shares with an Award Price which is equal to the nominal value of a Plan Share;

Option means a Market Value Option, a Nominal Cost Option, a Phantom Market Value Option or a Phantom Nominal Cost Option;

Performance Target means a performance target imposed as a condition of the Vesting of an Award under Rule 5.1 and as substituted or varied in accordance with Rule 5.3;

Phantom Market Value Option means a subsisting right granted under the Plan which, when exercised, entitles the Award Holder to be paid a cash amount equal to the Gain on a Market Value Option;

Phantom Nominal Cost Option means a subsisting right granted under the Plan which, when exercised, entitles the Award Holder to be paid a cash amount equal to the Market Value of a Plan Share;

Phantom Share means a subsisting right which, when Vested, entitles the Award Holder to be paid the Market Value of a Plan Share;

Plan means the CSR 2013 Long-Term Incentive Plan as amended from time to time;

Plan Shares means ordinary shares in the capital of the Company (or any shares representing them);

Regulatory Information Service means a service that is approved by the Financial Services Authority on meeting the Primary Information Provider criteria and is on the list of Regulatory Information Services maintained by the Financial Services Authority (or any overseas equivalent);

Relevant Employment means employment with any Group Member;

Reorganisation means any variation in the share capital of the Company, including but without limitation a capitalisation issue, rights issue, demerger or other distribution, a special dividend or distribution, rights offer or bonus issue and a sub-division, consolidation or reduction in the capital of the Company;

Rules mean the rules of the Plan;

Subsidiary has the meaning set out in section 1159 of the Companies Act 2006;

Vest

•	in relation to an Option means an Award Holder becoming entitled to exercise the Option;
•	in relation to a Contingent Share Award means an Award Holder becoming entitled to have the Plan Shares transferred to him; and
•	in relation to a Phantom Share means an Award Holder becoming entitled to be paid the Market Value of a Plan Share minus its nominal value; and

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Vesting Period means the period starting with the Award Date and ending with the date specified in accordance with Rule 1.4 (f) on which the Award shall Vest.

19.2	Interpretation

In the Plan, unless otherwise specified:

•
save as provided for by law a reference to writing includes any mode of reproducing words in a legible form and reduced to paper or electronic format or communication including, for the avoidance of doubt, correspondence via e-mail or via an internet portal;

•	words importing the masculine gender include the feminine and vice versa;
•	words in the singular include the plural and vice versa;
•	references to an enactment include that enactment as re-enacted or amended from time to time; and
•	the Interpretation Act 1978 applies to the Plan in the same way as it applies to an enactment.

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Schedule A: UK Approved Addendum

The Board may designate any Market Value Option as a CSOP Option on the Award Date. If the Board does, the provisions of the rules relating to Options will apply to the CSOP Option, subject to this Addendum. Only Options may be granted under this Addendum and references in the Rules to Contingent Share Awards, Nominal Cost Options, Phantom Shares, Phantom Market Value Options and Phantom Nil Cost Options shall not apply to this Addendum.

The terms of CSOP Options have been approved by Her Majesty’s Revenue and Customs (“HMRC”) under Schedule 4 of ITEPA 2003 under reference number [       ]. References to Schedule 4 in this Addendum are references to Schedule 4 to ITEPA 2003.

A1.	Eligibility to be granted CSOP Options

CSOP Options may not be granted under this Addendum to anybody who is;

•	excluded from participation because of paragraph 9 of Schedule 4 (material interest provisions);

•	a director who is required to work less than 25 hours a week (excluding meal breaks) for the Company; or

•	not an employee or director of the Company or a Subsidiary which has been nominated by the Board as a constituent company for the purposes of paragraph 3 of Schedule 4.

A2.	Contents of Award Certificate

In addition to the items specified in Rule 1.4, the Award Certificate for a CSOP Option shall state:

•	that the Option is intended to be a CSOP Option and;
•	whether or not the Plan Shares which may be acquired by the exercise of the CSOP Option may be subject to any Restriction and, if so, the details of the Restriction.

A3.	Earliest date of grant of CSOP Options

No CSOP Options may be granted prior to the approval of the Addendum by HMRC.

A4.	Shares subject to a CSOP Option

The definition of “Plan Shares” is modified to mean “ordinary shares in the capital of the Company which satisfy the conditions in paragraphs 16 to 20 of Schedule 4”.

The Plan Shares subject to a CSOP Option must satisfy paragraphs 16 to 20 of Schedule 4 at the Award Date and the exercise date. If they cease to satisfy paragraphs 16 to 20 of Schedule 4 and the Board notifies HMRC that they wish the terms of CSOP Options to be disapproved, the definition of the Option will continue in effect but HMRC may withdraw its approval of this Addendum.

A5.	Award Price

The Award Price of a CSOP Option will be not less than the Market Value of a Share on the Award Date or such other date as HMRC may agree in advance. Where Plan Shares are not admitted to the Official List then the Market Value shall be as set out in Rule 19.1 (as modified by the deletion of the phrase “or the Alternative Investment Market of the London Stock Exchange”) and agreed in advance with HMRC Shares and Assets Valuation.

A6.	HMRC limit

The Board must not grant a CSOP Option to an Eligible Employee which would cause the aggregate market value of:

•	the Plan Shares subject to that CSOP Option: and

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•	the Plan Shares which he may acquire on exercising other CSOP Options; and

•
the shares which he may acquire on exercising his options under any other HMRC approved discretionary scheme established by the Company or by any of its associated companies (as defined in paragraph 35 of Schedule 4) to exceed the amount permitted under paragraph 6(1) of Schedule 4 (currently £30,000). For the purposes of this paragraph, market value is calculated as at the grant date of the options as described in the relevant plan rules.

If the grant of an Option would cause this limit to be exceeded, such Option shall take effect as an Option over the maximum number of Plan Shares which does not cause the limit to be exceeded. If more than one Option is granted on the same Grant Date, the number of Plan Shares which would otherwise be subject to each Option shall be reduced pro rata.

A7.	Plan Shares subject to a Restriction

If the Plan Shares subject to a CSOP Option are subject to a Restriction, then for the purposes of Rules A5 and A11, the Market Value of those Plan Shares shall be determined as if they were not subject to the Restriction.

For the purposes of this Addendum, “Restriction” has the meaning given in paragraph 36(3) of Schedule 4.

A8.	Variations in share capital, demergers and special distributions

•
Adjustments may not be made to CSOP Options under Rule 11 (Adjustment of Awards on Reorganisation) where there is a demerger (in whatever form), an exempt distribution by virtue of Chapter 5 or Part 23 of the Corporation Tax Act 2010 or a special dividend or distribution.

•	No adjustment of CSOP Options may be made under Rule 11 without the prior approval of HMRC.

A9.	Restrictions on exercise of a CSOP Option

An Award Holder may not exercise a CSOP Option while he is excluded from participation under paragraph 9 of Schedule 4 (material interest provisions).

A10.	Discretion on exercise and lapse of CSOP Options

Rule 7 (Vesting and Exercise of Awards in Special Circumstances) shall take effect on the basis that the proportion of the Awards which shall Vest will be determined by the Board taking into account as at the time of cessation of the satisfaction of the Performance Target and any further condition imposed under Rule 5.1, and the number of Plan Shares will be reduced pro rata to reflect the number of whole months from the Award Date until cessation as a proportion of the original Vesting period.

If any discretion is exercised under Rules 7 (Vesting and Exercise of Awards in Special Circumstances) or 8 (Takeover, Reconstruction, Amalgamation or Winding-up of Company) in relation to a CSOP Option, it must be exercised fairly and reasonably.

A11.	Exchange of CSOP Options

The second bullet of Rule 9.1 shall not apply to CSOP Options.

If the person who obtains Control of the Company under Rule 8 is a company of which 90% or more of the ordinary shares are held in substantially the same proportions by substantially the same persons who previously held the Company’s ordinary shares, then the Board may determine that Rule 8 shall not apply.  Instead, if that person makes an offer to exchange the Award for a new Award which meets the requirements set out below, any CSOP Options that are not exchanged within the period referred to in paragraph 26 of Schedule 4

CSOP Options can only be exchanged, as described in Rule 9.2, if the Acquiring Company:

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•	obtains Control of the Company as a result of making a general offer to acquire:

‒
the whole of the issued ordinary share capital of the Company (other than that which is already owned by it and its subsidiary or holding company) made on a condition such that, if satisfied, the Acquiring Company will have Control of the Company; or

‒	all the Plan Shares (or all those Plan Shares not already owned by the Acquiring Company or its subsidiary or holding company); or

•	obtains Control of the Company under a compromise or arrangement sanctioned by the court under Section 899 of the Companies Act 2006; or
•	becomes bound or entitled to acquire Plan Shares under Sections 979 to 982 or 983 to 985 of the Companies Act 2006.

CSOP Options must be exchanged within the period referred to in paragraph 26 of Schedule 4 and with the agreement of the company offering the exchange.

Paragraph 5 of Rule 9.2 shall be construed as if the words “which would have Vested under Rule 8 as applicable” were replaced by the words “subject to the original Award”.

The new Award must be equivalent to the old Award by satisfying the conditions of paragraph 27 of Schedule 4 and must be in respect of shares which satisfy the conditions of paragraph 27 of Schedule 4, in a body corporate falling within paragraph 16(b) or (c) of Schedule 4.

A12.	Changing the terms of CSOP Options

The Board need not obtain the approval of the Company in general meeting for any minor changes which are necessary or desirable in order to obtain or maintain HMRC approval for the terms of CSOP Options under Schedule 4 any other enactment.

If HMRC approval of this Addendum is to be maintained, any change to a key feature (within the meaning of paragraph 30(4) of Schedule 4) of the Plan (including this Addendum) under Rule 16 (Amendment of Plan) and which is made after it has been approved under Schedule 4 will only have effect when it is approved by HMRC.

A13.	Substitution, variation or waiver of Performance Target

No amendment to the Performance Targets or other conditions for CSOP Options can be made which makes the Performance Targets or other conditions more difficult to satisfy.

A14.	Accounting for PAYE and National Insurance Contributions

Rule 12.1 (Deductions) shall be replaced by the following:

“If the Board, the Company or any Group Member (as the case may be) is obliged in any jurisdiction to account for tax and national insurance contributions for which the Award Holder is liable by virtue of the exercise of the Award and such company has not received from the Award Holder the necessary amount, then such company shall be entitled to discharge such liability by selling sufficient Plan Shares in respect of which the Award has been validly exercised and allotting or procuring the transfer of the balance of the Plan Shares to the Award Holder.”

Rule 12.2 (Transfer of Employer’s NIC) shall be limited so that it may be a condition of exercise of a CSOP Option that the Award Holder agrees to pay all or any part of the Employer’s NIC, but it may not be a condition of the grant of the CSOP Option or the allotment of Plan Shares.

A15.	Disapplication of certain Plan rules and provisions

The following rules and provisions do not apply to CSOP Options:

Rule 1.4, paragraph 1.g (Contents of Award Certificate - dividend equivalents) and 6.10 (Dividend equivalent);

Rule 6.9 (Net or Cash Settling).

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